WEAVE COMMUNICATIONS, INC.
AMENDED AND RESTATED NON-EMPLOYEE DIRECTOR COMPENSATION POLICY
As amended and restated on May 21, 2024

Each member of the Board of Directors (the “Board”) of Weave Communications, Inc. (the “Company”) who is not an employee of the Company (each such member, an “Outside Director”) will receive the compensation described in this Non-Employee Director Compensation Policy (the “Director Compensation Policy”) for his or her service on the Board and committees of the Board following the closing of the initial public offering of the Company's Common Stock (the “IPO”).

The Director Compensation Policy originally became effective on November 10, 2021, and as amended and restated, shall be effective as of the date set forth above (the “Effective Date”). The Director Compensation Policy may be further amended at any time in the sole discretion of the Board.
Annual Cash Compensation
Each Outside Director will receive the cash compensation set forth below for service on the Board and committees of the Board. The annual cash compensation amounts will be payable in arrears, in equal quarterly installments following the end of each fiscal quarter of the Company in which the service occurs. Any amount payable for a partial quarter of service will be pro-rated by multiplying such amount by a fraction, the numerator of which will be the number of days of service that the Outside Director provides in such quarter and the denominator of which will be the number of days in such quarter inclusive. All annual cash fees are vested upon payment.
1.Annual Board Member Service Retainer:
a.Member of the Board: $60,000.
b.Outside Director serving as Chairperson: $43,800 (in addition to member retainer).
c.Outside Director serving as Lead Independent Director: $15,000 (in addition to member retainer).
2.Annual Committee Member Service Retainer:
a.Member of the Audit Committee: $10,000.
b.Member of the Compensation Committee: $7,000.
c.Member of the Nominating and Governance Committee: $4,000.
3.Annual Committee Chair Service Retainer (in lieu of Annual Committee Member Service Retainer):
a.Chairperson of the Audit Committee: $20,000.
b.Chairperson of the Compensation Committee: $15,000.
c.Chairperson of the Nominating and Governance Committee: $8,000.
Equity Compensation

Equity awards may be granted in the form of restricted stock units or stock options, in the sole discretion of the Board, and will be granted under the Company's 2021 Equity Incentive Plan or any successor equity incentive plan adopted by the Board and the stockholders of the Company (the “Plan”).

1.Automatic Equity Grants. Annual and initial grants shall be made as follows:
a.Annual Grant. Without any further action of the Board, at the close of business on the date of each annual meeting of the Company's stockholders (“Annual Meeting”) beginning with the 2022 Annual Meeting, each continuing Outside Director who has served as an Outside Director for at least six (6) months prior to the Annual Meeting shall be granted an equity award under the Plan (an “Annual Grant”) for the number of shares of the Company's Common Stock (“Shares”) that has a Grant Date Value (as defined below) of
$183,000.
Each Annual Grant shall vest in full on the earlier of (i) the one-year anniversary of the date of grant and (ii) the date of the first Annual Meeting following the date of grant, subject to the Outside Director serving on the Board through such vesting date.
b.Initial Grant for New Directors. When an Outside Director is first elected or appointed to serve on the Board (on or after the Effective Date), without any further action of the Board, the Outside Director will be granted on the effective date of his or her initial election or appointment, an equity award under the Plan (an “Initial Grant”) that has a Grant Date Value of $350,000.
Each Initial Grant will vest in three annual installments on the first, second and third anniversary of the grant date, subject to the Outside Director serving on the Board through such vesting dates.
4.Grant Date Value.

a.Restricted Stock Units. The number of Shares subject to an award of restricted stock units (“RSUs”) that comprise the “Grant Date Value” of an Annual Grant or Initial Grant shall equal the stated Grant Date Value divided by the volume weighted average price (VWAP) over the thirty (30) trading days prior to and including the grant date (or if the grant date is not a trading day, the closest prior trading day), rounded down to the nearest whole Share.

b.Stock Options. The number of Shares subject to an award of stock options that comprise the “Grant Date Value” of an Annual Grant or Initial Grant shall equal (x) the stated Grant Date Value divided by the volume weighted average price (VWAP) over the thirty (30) trading days prior to and including the grant date (or if the grant date is not a trading day, the closest prior trading day), rounded down to the nearest whole Share, multiplied by (z) two (2).
2.Vesting; Change in Control. Notwithstanding the foregoing, for each Outside Director who remains in continuous service as a member of the Board until immediately prior to the closing of a “Change in Control” (as defined in the Plan), any unvested portion of any equity award granted in consideration of such Outside Director's service as a member of the Board shall vest in full immediately prior to, and contingent upon, the consummation of the Change in Control.
3.Discretionary Grants. In addition to the automatic grants described herein and subject to any limitations provided in the Plan, the Board, in its sole discretion, may grant additional equity awards to certain Outside Directors for services to the Company that exceed the standard expectations of an Outside Director or for other circumstances determined to be appropriate by the Board, including, without limitation, an inducement for the Outside Director to remain on the Board.

4.Remaining Terms. The remaining terms and conditions of each equity award granted under this policy will be as set forth in the Plan and the Company's standard form of award agreement, as amended from time to time by the Board or the Compensation Committee of the Board, as applicable.

Discretion to Defer Settlement of RSUs
1.RSU Deferral Election. Each Outside Director may elect, in a form substantially as set forth on Exhibit A hereto (a “RSU Deferral Election Form”) and pursuant to the terms and conditions and within the timeframe prescribed by the Company from time to time, to defer all or a portion of the RSUs issuable to him or her pursuant to this Director Compensation Policy into deferred RSUs (such election, an “RSU Deferral Election”) that will be distributed (or, in the case of installments, to commence being distributed) pursuant to the applicable completed RSU Deferral Election Form from time to time.
2.Section 409A. All RSU Deferral Elections must comply with Section 409A of the Internal Revenue Code of 1986, as amended, the Treasury Regulations and other official guidance thereunder.
3.RSU Deferral Elections Irrevocable. All RSU Deferral Elections are irrevocable.
Expenses
The Company will reimburse each Outside Director for ordinary, necessary and reasonable out-of- pocket travel expenses to cover in-person attendance at, and participation in, Board and committee meetings; provided, that the Outside Director timely submits to the Company appropriate documentation substantiating such expenses in accordance with the Company's travel and expense policy, as in effect from time to time.

EXHIBIT A

WEAVE COMMUNICATIONS, INC OUTSIDE DIRECTORS COMPENSATION PLAN

RESTRICTED STOCK UNIT GRANT DEFERRAL ELECTION

The individual whose name appears below (the “Outside Director”) is a non-employee director of Weave Communications, Inc. (the “Company”) and, therefore, is entitled to receive the compensation set forth the Company’s Amended and Restated Non-Employee Director Compensation Policy (the “DCP”). Any term capitalized herein but not defined will have the meaning set forth in the DCP.

As of the date set forth on the signature page hereto, the Outside Director hereby irrevocably elects to defer all or a portion of the restricted stock units (“RSUs”) issuable to the Outside Director pursuant to the DCP related to service periods commencing no sooner than the first day of the taxable year following the year in which this election is made (the “Eligible RSUs”) (this election, the “Deferral Election”). Any Shares of the Company’s common stock delivered on a deferred basis pursuant to this deferral election shall also be delivered from the available share reserve of the Plan.

1.Deferral Election. In accordance with the terms of the Plan and this Deferral Election, the Outside Director hereby irrevocably elects to defer (enter in the blank any whole percentage less than or equal to 100%):

    % of the Eligible RSUs.

2.Stock Account. The amount deferred under Section 1 above will be credited in the form of stock units to a bookkeeping account (the “Stock Account”) as of the date the underlying Eligible RSUs would otherwise have been issued to the Outside Director. Such stock units are notional Shares that are payable in the form of Shares upon the distribution date. The number of stock units so credited will equal the number of RSUs that are deferred pursuant to the election above.

3.Timing of Payout. Subject to the terms of the Plan and the award agreement governing the RSUs, the Outside Director hereby elects for amounts in his or her Stock Account that are deferred pursuant to the election above to be distributed (or, in the case of installments, to commence being distributed) on the earliest of (a) the six (6) month anniversary of the date he or she ceases to be an Outside Director, (b) within ten (10) days following the date on which a Change in Control occurs, and (c) within ten (10) days following
    / N/A (insert a date at least 2 years from the vesting date or circle “N/A”). For the avoidance of doubt, if the RSUs are forfeited in accordance with the terms of the applicable award agreement, this Deferral Election shall be null and void, and in no event shall distribution of the RSUs pursuant to this Deferral Election occur before the RSUs have vested pursuant to the applicable award agreement.

4.Form of Payout. In accordance with the terms of the Plan, the Outside Director hereby elects the following schedule for payment of the amounts in his or her Stock Account that are deferred pursuant to the election above (elect one):

    single total distribution of the Stock Account, or

    equal annual installments of the Stock Account (insert a whole number, not to exceed five (5) installments).

5.Plan and Section 409A. This Deferral Election is subject to the terms of the Plan and the DCP, including, but not limited to, those in the Section entitled “Discretion to Defer Settlement of RSUs”

applicable to deferrals. The Plan, the DCP and this Deferral Election are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidelines promulgated thereunder, and will be administered and interpreted in accordance with such intent.

6.Miscellaneous and Acknowledgements.

(a)The Compensation Committee of the Board of Directors of the Company (the “Committee”) shall have the discretion to make all determinations and decisions regarding this deferral election. To the extent the Committee determines that this election does not comply with applicable laws, now or in the future, this election shall be null and void.

(b)By signing this Deferral Election, I authorize implementation of the above instructions. I understand that the deferral elections that I have made on this Deferral Election may not be changed in the future except in accordance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the procedures specified by the Committee.

(c)Please return a signed copy of this Election Form by the Election Deadline to the Company representative set forth on the signature page hereto. If the Outside Director fails to make an election by the Election Deadline and the Outside Director has an existing deferral election in effect, the Outside Director will be deemed to have elected to continue the Outside Director’s existing deferral election at such time. If the Outside Director fails to make an election by the Election Deadline and the Outside Director does not have a deferral election in effect, the Outside Director will be deemed to have elected not to defer the Outside Director’s Eligible RSUs.

[Signature Page Follows]

IN WITNESS WHEREOF, the Outside Director has duly executed this Restricted Stock Unit Grant Deferral Election as of the date first written above.

Outside Director’s Signature
Outside Director’s Name (please print)
Date

Election Deadline: May 21, 2024

Please return executed form to equity@getweave.com